Exhibit 10.22

PURCHASE AND SALE CONTRACT

BETWEEN

ORP ONE L.L.C.,

a Maryland limited liability company

AS SELLER

AND

TMF I FAIRLANE, LLC,

a Delaware limited liability company

AS PURCHASER

FAIRLANE EAST APARTMENTS

TABLE OF CONTENTS

                                                                          Page

ARTICLE I	DEFINED TERMS	1
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	1
2.1	Purchase and Sale	1
2.2	Purchase Price and Deposit	1
2.3	Escrow Provisions Regarding Deposit	2
ARTICLE III	FEASIBILITY PERIOD	3
3.1	Feasibility Period	3
3.2	Expiration of Feasibility Period	3
3.3	Conduct of Investigation	4
3.4	Purchaser Indemnification	4
3.5	Property Materials	5
3.6	Property Contracts	6
3.7	Jointly Owned Facilities	6
3.8	Inventory of Fixtures and Tangible Personal Property	7
ARTICLE IV	TITLE	7
4.1	Title Documents	7
4.2	Survey	7
4.3	Objection and Response Process	7
4.4	Permitted Exceptions	8
4.5	Existing Deed of Trust	8
4.6	Subsequently Disclosed Exceptions	8
4.7	SEC Clearance Period	9
4.8	Purchaser Financing	11
ARTICLE V	CLOSING	12
5.1	Closing Date	12
5.2	Seller Closing Deliveries	12
5.3	Purchaser Closing Deliveries	13
5.4	Closing Prorations and Adjustments	14
5.5	Post Closing Adjustments	17
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	17
6.1	Seller’s Representations	17
6.2	AS-IS	19
6.3	Survival of Seller’s Representations	20
6.4	Definition of Seller’s Knowledge	20
6.5	Representations and Warranties of Purchaser	21
ARTICLE VII	OPERATION OF THE PROPERTY	22
7.1	Leases and Property Contracts	22
7.2	General Operation of Property	22
7.3	Liens	22
7.4	Tax Appeals	22
7.5	Rent-Ready Units	23
7.6	Notices	23
7.7	Association Litigation	23
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	23
8.1	Purchaser’s Conditions to Closing	24
8.2	Seller’s Conditions to Closing	24
ARTICLE IX	BROKERAGE	25
9.1	Indemnity	25
9.2	Broker Commission	25
ARTICLE X	DEFAULTS AND REMEDIES	25
10.1	Purchaser Default	26
10.2	Seller Default	26
ARTICLE XI	RISK OF LOSS OR CASUALTY	27
11.1	Major Damage	27
11.2	Minor Damage	27
11.3	Closing	27
11.4	Repairs	28
11.5	Lender Refusal to Fund	28
ARTICLE XII	EMINENT DOMAIN	28
12.1	Eminent Domain	28
ARTICLE XIII	MISCELLANEOUS	29
13.1	Binding Effect of Contract	29
13.2	Exhibits and Schedules	29
13.3	Assignability	29
13.4	Captions	29
13.5	Number and Gender of Words	29
13.6	Notices	29
13.7	Governing Law and Venue	32
13.8	Entire Agreement	32
13.9	Amendments	32
13.10	Severability	32
13.11	Multiple Counterparts/Facsimile Signatures	32
13.12	Construction	32
13.13	Confidentiality	32
13.14	Time of the Essence	33
13.15	Waiver	33
13.16	Attorneys’ Fees	33
13.17	Time Zone/Time Periods	33
13.18	1031 Exchange	34
13.19	No Personal Liability of Officers, Trustees or Directors of
	Seller’s Partners	34
13.20	ADA Disclosure	34
13.21	No Recording	34
13.22	Relationship of Parties	34
13.23	AIMCO Marks	35
13.24	Non-Solicitation of Employees	35
13.25	Survival	35
13.26	Multiple Purchasers	35
13.27	WAIVER OF JURY TRIAL	35
13.28	Exclusive Negotiations	35
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	36
14.1	Disclosure	36
14.2	Consent Agreement	36

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A          Legal Description

Exhibit B          Form of Special Warranty Deed

Exhibit C          Form of Bill of Sale

Exhibit D          Form of General Assignment and Assumption

Exhibit E           Form of Assignment and Assumption of Leases and Security Deposits

Exhibit F           Form of Notice to Vendor regarding Termination of Contract

Exhibit G          Form of Tenant Notification

Exhibit H          Form of Lead Paint Disclosure

Exhibit I            Form of Michigan Property Transfer Affidavit

SCHEDULES

Schedule 1       Defined Terms

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this "Contract") is entered into as of the 11th day of October, 2010 (the "Effective Date"), by and between ORP ONE L.L.C., a Delaware limited liability company, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 ("Seller"), and TMF I FAIRLANE, LLC, a Delaware limited liability company, having a principal address at 360 N. Michigan Avenue, Suite 1400, Chicago, Illinois 60601 ("Purchaser").

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A.        Seller owns the real estate located in Wayne County, Michigan, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Fairlane East Apartments.

B.         Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

Article I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

Article II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1              Purchase and Sale.  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2              Purchase Price and Deposit.  The total purchase price ("Purchase Price") for the Property shall be an amount equal to $14,000,000.00, payable by Purchaser, as follows:

2.2.1        Within 2 Business Days after the Effective Date, Purchaser shall deliver to Stewart Title Guaranty Company, 1980 Post Oak Boulevard, Suite 610, Houston, Texas 77056; Attention:  Wendy Howell; Telephone:  (800) 729-1906; Facsimile:  (713) 552-1703 ("Escrow Agent" or "Title Insurer") an initial deposit (the "Initial Deposit") of $150,000.00 by wire transfer of immediately available funds ("Good Funds").

2.2.2        Within one (1) Business Day after the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the "Additional Deposit") of $350,000.00 by wire transfer of Good Funds.

2.2.3        The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 12:00 p.m. on the Closing Date.

2.3              Escrow Provisions Regarding Deposit.

2.3.1        Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in an FDIC-insured, interest-bearing bank account or FDIC-insured money market fund reasonably approved by Purchaser and Seller, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2        Escrow Agent shall hold and apply the Deposit in strict accordance with the terms of this Contract.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3        Except for the return of the Deposit to Purchaser as a result of Purchaser exercising its termination right under Section 3.2 below (in which event Escrow Agent shall promptly release the Deposit to Purchaser on demand), if prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator's decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser's obligations set forth in Section 3.5.2.

2.3.4        The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties and shall not be liable for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney's fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5        The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent's agreement to comply with the terms of Seller's closing instruction letter delivered at Closing and the provisions of this Section 2.3.

2.3.6        Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent's failure to file the reports Escrow Agent is required to file pursuant to this section.

Article III
FEASIBILITY PERIOD

3.1              Feasibility Period.  Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including November 10, 2010 (the "Feasibility Period"), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, "Consultants") shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations  of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser's intended use thereof (collectively, the "Inspections").  Purchaser and its Consultants shall continue to have the right to enter the Property after expiration of the Feasibility Period up to the Closing Date; provided, however, such right shall be:  (a) expressly subject to Sections 3.3 and 3.4 of this Contract; and (b) except as otherwise expressly provided in this Contract, Purchaser shall not have the right to terminate this Contract based on discovery of any new, additional or supplementary information after expiration of the Feasibility Period.

3.2              Expiration of Feasibility Period.  If any of the matters in Section 3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser's sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period.  If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Initial Deposit to Purchaser.  If Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Feasibility Period, Purchaser's right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit shall be non-refundable except as otherwise expressly set forth in this Contract, and Purchaser's obligation to purchase the Property shall be conditional only as otherwise provided in this Contract.

3.3              Conduct of Investigation.  Purchaser shall not permit any mechanics' or materialmen's liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

3.4              Purchaser Indemnification.

3.4.1        Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller's sole discretion), defend (with counsel approved by Seller) Seller, together with Seller's affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, "Seller's Indemnified Parties"), from and against any and all damages, mechanics' liens, materialmen's liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys' fees, including the cost of appeals) (collectively, "Losses") arising from or related to Purchaser's or its Consultants' entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser's Consultants with respect to the Property during the Feasibility Period or otherwise.  Purchaser shall not be liable for any damages incurred by Seller resulting from the mere discovery of a pre-existing condition at or with regard to the Property, if such pre-existing condition is not exacerbated by any act or omission of Purchaser; provided, however, if Purchaser proceeds with acquisition of the Property after expiration of the Feasibility Period, Purchaser shall accept the Property subject to such pre-existing condition and any liabilities associated therewith.  Notwithstanding the foregoing, Purchaser shall not be liable to Seller in any manner on account of any of Purchaser's discussions with the Association (or its attorneys) regarding the Facilities Agreement or the Association Litigation (as defined herein) unless (in the course of such discussions) Purchaser shall willfully or maliciously seek or attempt to undermine the position of Seller in connection with the Facilities Agreement or the Association Litigation.

3.4.2        Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Purchaser desires to perform any invasive tests, Purchaser shall give prior written notice thereof to Seller, which notice shall be accompanied by a detailed description and plan of the invasive tests Purchaser desires to perform.  Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller's reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller's interest therein.  Purchaser shall, at Purchaser's sole cost and expense, and in accordance with all applicable environmental laws, dispose of any hazardous materials which have been specifically removed from or at the Property by Purchaser or its agents, representatives, employees or designees in connection with Purchaser's environmental studies.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser's or its Consultants' activities pursuant to this Section.  No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  If Purchaser or its Consultants shall cause any damage to the Property during the course of its entry on or Inspections of the Property, Purchaser hereby agrees to restore, at Purchaser's sole cost and expense, the Property to the same condition existing immediately prior to Purchaser's exercise of its rights pursuant to this Article III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker's compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser's or Purchaser's Consultants' entry onto the Property, or (ii) the expiration of 5 days after the Effective Date.

3.5              Property Materials.

3.5.1        Within 3 Business Days after the Effective Date, and to the extent the same have not already been provided by Seller to Purchaser, Seller agrees to use reasonable efforts to deliver to Purchaser, or at Seller's option make available at the Property, copies of such documents and information concerning the Property that are in Seller's possession or reasonable control, other than such documents and information that Seller deems to be confidential or proprietary (collectively, the "Materials").  To the extent copies of the Leases are available and in Seller's reasonable possession and control, Seller agrees to make such copies of the Leases available to Purchaser at the Property.

3.5.2        Except as expressly set forth in Seller's Representations, Seller makes no representations or warranties, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  All Materials are provided for informational purposes only, and Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials, and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.  All Materials and Third-Party Reports shall be either returned or certified to Seller as destroyed by Purchaser if this Contract is terminated for any reason.

3.5.3        Not later than 3 Business Days after the Effective Date, and to the extent the same has not already been provided by Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the Property, which is the rent roll Seller uses in the ordinary course of operating the Property (the "Rent Roll").  Seller makes no representations or warranties regarding the Rent Roll other than the express representation set forth in Section 6.1.5.

3.5.4        Not later than 3 Business Days after the Effective Date, and to the extent the same has not already been provided by Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts (the "Property Contracts List").  Seller makes no representations or warranties regarding the Property Contracts List other than the express representations set forth in Section 6.1.6.

3.6              Property Contracts.  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the "Property Contracts Notice") specifying any Property Contracts which Purchaser desires to terminate at the Closing (the "Terminated Contracts"); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver the Property Contracts Notice on or before the expiration of the Feasibility Period, then there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing.  If Purchaser delivers the Property Contracts Notice to Seller on or before the expiration of the Feasibility Period, then Seller shall execute and deliver, on or before Closing, a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the "Vendor Terminations").  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser and Seller shall attempt to obtain from each applicable vendor a consent (each a "Required Assignment Consent") to such assignment.  If such Required Assignment Consent cannot be obtained, then the applicable Property Contract shall be treated as a Terminated Contract, subject to the first sentence of this Section 3.6, and Seller shall send a Vendor Termination on or before Closing.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller's sole discretion), defend (with counsel approved by Seller) Seller's Indemnified Parties from and against any and all Losses arising from or related to a failure to obtain such consents.

3.7              Jointly Owned Facilities.  Certain portions of the Property ("Jointly Owned Facilities") are jointly owned with East Townhouses Association, a Michigan nonprofit Corporation ("Association") and such Jointly Owned Facilities are governed pursuant to the terms of an agreement recorded against the Property ("Facilities Agreement").  Purchaser shall have the right to: (i) contact the Association to discuss matters relating to the Facilities Agreement, (ii) discuss the Association Litigation (as defined herein) with Seller's attorneys (both inside and outside counsel), and (iii) contact the Association's attorney involved in the Association Litigation after providing Seller with reasonable advance notice prior to any contact with the Association's attorney and scheduling such contact and meetings to permit Seller to have a representative present during all such conversations and meetings with the Association's attorney; provided, however, in the case of (i), (ii) and (iii) Seller shall have the right, but not the obligation, to designate a representative to participate in such discussions and any such discussions shall be subject to Section 13.13 of this Contract.  Purchaser shall not be obligated to pay for any attorneys' fees or costs imposed by Seller's attorneys (inside or outside counsel) in connection with (i), (ii) or (iii) above regardless of Purchaser's obligation to pay for its own diligence expenses in connection with this Contract.  In no event shall Seller be obligated to pay for any attorneys' fees or costs imposed by the Association's attorneys in connection with (i), (ii) or (iii) above.  On the Closing Date, all of Seller's appointed representatives, if any, to the Management Committee, if any, as defined in the Facilities Agreement, shall resign from the Management Committee, such resignation to be effective on the Closing Date.  If Selected Lender requires Purchaser to obtain an estoppel certificate from the Association prior to Closing, Seller shall use good faith efforts to reasonably cooperate and assist Purchaser with regard to Purchaser's obtaining such estoppel.

3.8              Inventory of Fixtures and Tangible Personal Property.  During the Feasibility Period, Seller will generate and deliver to Purchaser an inventory of Fixtures and Tangible Personal Property located within the management office (and including a list of maintenance vehicles and equipment) to be conveyed to Purchaser pursuant to this Contract, but such inventory will not include any Fixtures and Tangible Personal Property located within the units which are leased at the Property.  On or before the expiration of the Feasibility Period, Purchaser shall be responsible for (a) reviewing the inventory of Fixtures and Tangible Personal Property, (b) inspecting the Property for accuracy of such inventory, and (c) inspecting the Tenant units at the Property to determine the Fixtures and Tangible Personal Property located therein.

Article IV
TITLE

4.1              Title Documents.  Within 10 days after the Effective Date, Seller shall cause to be delivered to Purchaser a standard form commitment or preliminary title report ("Title Commitment") to provide a standard American Land Title Association owner's title insurance policy for the Land and Improvements, using the 2006 ALTA policy jacket, in an amount equal to the Purchase Price (the "Title Policy"), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the "Title Documents").  Seller shall be responsible only for payment of the base premium for the Title Policy.  Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.

4.2              Survey.  Subject to Section 3.5.2, within 3 Business Days after the Effective Date, Seller shall deliver to Purchaser any existing survey of the Property (the "Existing Survey").  Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey, together with the Existing Survey, is referred to herein as the "Survey").

4.3              Objection and Response Process.  On or before the date which is 20 days after the Effective Date (the "Objection Deadline"), Purchaser shall give written notice (the "Objection Notice") to the attorneys for Seller of any matter set forth in the Title Documents and the Survey to which Purchaser objects (the "Objections").  If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey.  On or before 25 days after the Effective Date (the "Response Deadline"), Seller may, in Seller's sole discretion, give Purchaser notice (the "Response Notice") of those Objections which Seller is willing to cure, prior to Closing, if any.  If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.  If Purchaser is dissatisfied with the Response Notice or the lack of Response Notice, Purchaser may, as its exclusive remedy, exercise its right to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 3.2.  If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title Documents and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price.  If Seller elects to cure any Objection in its Response Notice pursuant to this Section 4.3, but is unable to do so prior to Closing, Seller shall not be in default under this Contract and Purchaser may, as its exclusive remedy, terminate this Contract by giving written notice thereof to Seller.

4.4              Permitted Exceptions.  The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed "Permitted Exceptions":

4.4.1        All matters shown in the Title Documents and the Survey, other than (a) those Objections, if any, which Seller has agreed to cure pursuant to the Response Notice under Section 4.3, (b) mechanics' liens and taxes due and payable with respect to the period preceding Closing, (c) the standard exception regarding the rights of parties in possession, which shall be modified to be limited to those parties in possession pursuant to the Leases, and (d) the standard exception pertaining to taxes and assessments, which shall be limited to taxes and assessments not yet due and payable as of the Closing Date;

4.4.2        All Leases;

4.4.3        Applicable zoning and governmental regulations and ordinances;

4.4.4        Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

4.5              Existing Deed of Trust.  It is understood and agreed that, whether or not Purchaser gives an Objection Notice with respect thereto, any deeds of trust and/or mortgages which secures any sum of money borrowed by Seller (collectively, the "Deed of Trust") shall not be deemed Permitted Exceptions, whether Purchaser gives further written notice of such or not, and shall be paid off, satisfied, discharged and/or cured from proceeds of the Purchase Price at Closing.

4.6              Subsequently Disclosed Exceptions.  If at any time after the expiration of the Feasibility Period, any update to the Title Commitment or Existing Survey discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser during the Feasibility Period (the "New Exception"), Purchaser shall have a period of 5 days from the date of its receipt of such update (the "New Exception Review Period") to review and notify Seller in writing of Purchaser's approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, Seller may, in Seller's sole discretion, notify Purchaser as to whether it is willing to cure the New Exception; provided, however, that Seller shall be obligated to cure  monetary liens of a specific and ascertainable amount if such monetary liens are caused by Seller, by causing the Title Insurer to either, in Seller's sole discretion, delete or insure over such monetary liens in the Title Policy.  If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, not to exceed 30 days in the aggregate and, in such event, Seller shall be responsible for the incremental expense charged by the Selected Lender, if any, incurred by Purchaser to extend to the Closing Date any expiring interest rate lock in connection with Purchaser's financing of the acquisition of the Property.  If Seller fails to deliver a notice to Purchaser within 3 days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller's response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within the earlier of (i) 6 days after the expiration of the New Exception Review Period, or (ii) the Closing Date, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7              SEC Clearance Period.

4.7.1        Purchaser acknowledges that prior to consummating the transaction contemplated in this Contract, Seller must satisfy certain requirements imposed by the Securities and Exchange Commission ("SEC") relating to obtaining approval of the transaction under applicable partnership documents.  The requirements imposed by the SEC and the related approval of the transaction under applicable partnership documents shall be referred to collectively herein as the "SEC/Partnership Approvals".  Prior to expiration of the Feasibility Period, Purchaser shall obtain a loan commitment from the Selected Lender (defined below) for financing Purchaser's acquisition of the Property on terms and conditions satisfactory to Purchaser, in Purchaser's sole and absolute discretion ("Loan Commitment") and agrees to notify Seller in writing upon receipt of such Loan Commitment and to provide Seller with a redacted copy of such Loan Commitment upon receipt from Lender.

4.7.2        Seller agrees to notify Purchaser in writing upon satisfaction of its SEC requirements relating to this transaction.  The "SEC Clearance Period" shall mean the period of time commencing upon expiration of the Feasibility Period and ending on the date upon which Seller has delivered notice to Purchaser under the proceeding sentence.  Seller shall notify Purchaser within 2 Business Days of its initial submission to the SEC of documents related to obtaining the SEC/Partnership Approvals.

4.7.3        The term "SEC Period 1" shall mean that period of time beginning on the first day after the date on which the Feasibility Period expires and ending upon the earlier to occur of: (i) the date which is 30 days after expiration of the Feasibility Period, or (ii) the date on which the SEC Clearance Period expires.  If during SEC Period 1 and provided Purchaser complies with all of its obligations under this Contract (including, without limitation, this Section 4.7), the Selected Lender requires a Material Modification (defined below) to the Loan Commitment, which Purchaser shall evidence by providing to Seller a copy of the original, executed Loan Commitment and the revised Loan Commitment or other written evidence from the Selected Lender of its modified requirements to the original Loan Commitment, Purchaser shall have the right to terminate this Contract by delivering written notice to Seller in strict accordance with Section 13.6 at any time but no later than the date which is 2 Business Days after the expiration of SEC Period 1 ("SEC Termination Notice"), in which event this Contract shall be of no further force and effect, subject to and except for the Survival Provisions, and Purchaser shall be entitled to a return of the Deposit.  If Purchaser fails to provide Seller with the SEC Termination Notice on or prior to the date which is 2 Business Days after expiration of SEC Period 1, in strict accordance with Section 13.6, Purchaser's right to terminate with respect to SEC Period 1 under this Section 4.7.3 shall be permanently waived, this Contract shall remain in full force and effect, and the Deposit shall be nonrefundable, except as otherwise expressly set forth herein.

4.7.4        The term "SEC Period 2" shall mean that period of time beginning 31 days after expiration of the Feasibility Period and ending upon expiration of the SEC Clearance Period.  If during SEC Period 2, and provided Purchaser complies with all of its obligations under this Contract (including, without limitation, this Section 4.7), the Selected Lender requires a Material Modification (defined below) to the Loan Commitment, which Purchaser shall evidence by providing to Seller a copy of the original, executed Loan Commitment and the revised Loan Commitment or other written evidence from the Selected Lender of its modified requirements to the original Loan Commitment, Purchaser shall have the right to terminate this Contract by delivering written notice to Seller at any time but no later than the date which is 2 Business Days after the expiration of the SEC Clearance Period, in which event this Contract shall be of no further force and effect, subject to and except for the Survival Provisions. If Purchaser terminates the Contract with respect to SEC Period 2 under this Section 4.7.4, Purchaser shall be entitled to recover, in addition to the return of its Deposit, its direct and actual out-of-pocket expenses and costs which must be documented by paid invoices to third parties in connection with this transaction, which damages shall not exceed $50,000.00 in the aggregate. At Seller's request Purchaser agrees that it shall promptly deliver to Seller a quitclaim assignment of all of Purchaser's right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the preceding sentence.  If Purchaser fails to provide Seller with the SEC Termination Notice on or prior to the date which is 2 Business Days after expiration of the SEC Clearance Period, in strict accordance with Section 13.6, Purchaser's right to terminate with respect to SEC Period 2 under this Section 4.7.4 shall be permanently waived, this Contract shall remain in full force and effect, and the Deposit shall be nonrefundable, except as otherwise expressly set forth herein.

4.7.5        The term "Material Modification" shall mean a material adverse change (not caused by any action of the Purchaser) to the terms of the Loan Commitment, as the same are previously agreed to by Purchaser and Selected Lender prior to expiration of the Feasibility Period.  Without limiting the foregoing, it is agreed that any of the following shall constitute a Material Modification for purposes of this Section 4.7: (a) any increase in the interest rate of the loan, (b) any modification to the term of the loan, (c) any reduction in the proceeds available to Purchaser under the loan or (d) any modification to the recourse provisions with respect to Purchaser (or any guarantor) under the loan terms.

4.7.6        Notwithstanding anything herein to the contrary and provided the SEC Clearance Period has not expired, Seller shall have the right to terminate this Contract by delivering written notice to Purchaser at any time prior to the date which is the later of (a) 30 days after expiration of the Feasibility Period, or (b) 30 days after Seller's receipt of initial comments from the SEC to the information statement, in which event this Contract shall be of no further force and effect, subject to and except for the Survival Provisions, and Escrow Agent shall forthwith return the Deposit to Purchaser.  The parties agree that Seller's right to terminate this Contract pursuant to the immediately preceding sentence shall only be exercised by Seller, in Seller's sole and absolute discretion, for reasons relating to the SEC/Partnership Approvals.  If Seller terminates the Contract pursuant to this Section 4.7.6, Purchaser shall be entitled to recover, in addition to the return of its Deposit, its direct and actual out-of-pocket expenses and costs which must be documented by paid invoices to third parties in connection with this transaction, which damages shall not exceed $50,000.00 in the aggregate.  At Seller's request, Purchaser agrees that it shall promptly deliver to Seller a quitclaim assignment of all of Purchaser's right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the preceding sentence.

4.8              Purchaser Financing.  Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser's acquisition of such funds shall not be a contingency to the Closing.  Prior to expiration of the Feasibility Period, Purchaser shall select either Federal National Mortgage Association or Federal Home Loan Mortgage Corporation as its Lender (either, upon designation by Purchaser, the "Selected Lender").  Notwithstanding the foregoing, if the Selected Lender (a) becomes the subject of any bankruptcy proceeding, receivership or similar court-mandated liquidation proceeding which prevents the Selected Lender from providing financing to any multi-family real estate projects in the State of Michigan (including, without limitation, to Purchaser); (b) is prohibited by a court of competent jurisdiction, injunction or similar action by the Federal Government of the United States (or agency thereof with relevant jurisdiction over Selected Lender) from providing financing to all multi‑family projects in the State of Michigan; or (c) adopts a rule, standard or program whereby Selected Lender elects not to make loans within the State of Michigan generally or the geographic area within the State of Michigan where the Property is located, then, provided that Purchaser is not in default under the terms of this Contract, Purchaser shall be permitted one 60-day extension of the Closing Date specified in Section 5.1 by:  (i) delivering written notice to Seller upon the earlier to occur of:  (x) 10 days prior to the scheduled Closing Date, or (y) within three (3) Business Days of receipt of such information regarding the Selected Lender; and (ii) simultaneously with such notice to Seller, delivering to Escrow Agent the amount of $50,000.00, which amount when received by Escrow Agent shall be added to the Deposit hereunder, and shall be held, credited and disbursed in the same manner as provided hereunder with respect to the Deposit.

Article V
CLOSING

5.1              Closing Date.  The Closing shall occur upon the date which is the later of (a) 25 days after expiration of the SEC Clearance Period, or (b) 25 days after expiration of the Feasibility Period (the "Closing Date") through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.2              Seller Closing Deliveries.  Except for the closing statement which shall be delivered on or before the Closing Date, Seller shall deliver to Escrow Agent, each of the following items no later than 1 Business Day prior to the Closing Date:

5.2.1        Covenant Deed (the "Deed") in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2        A Bill of Sale in the form attached as Exhibit C.

5.2.3        A General Assignment in the form attached as Exhibit D (the "General Assignment").

5.2.4        An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the "Leases Assignment").

5.2.5        Seller's counterpart signature to the closing statement prepared by Title Insurer.

5.2.6        A title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.7        A certification of Seller's non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.8        Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller's authority to consummate this transaction.

5.2.9        An updated Rent Roll and updated Tenant Security Deposit Balance effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser's obligation to close as specified under Section 8.1.

5.2.10    An updated Property Contracts List effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser's obligation to close as specified under Section 8.1.

5.2.11    Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable laws to be executed by Seller or otherwise reasonably necessary in order to consummate the transactions contemplated under terms of the Contract.

5.2.12    Notification letters to all Tenants prepared and executed by Seller in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Purchaser immediately after Closing.

5.2.13    Copies of notification letters to all vendors under Property Contracts assigned to Purchaser, informing such vendors of the assignment and assumption of Property Contracts by Purchaser; provided, however, Seller shall have no obligation or liability with respect to the verification or accuracy of any vendor address or guaranteeing the delivery of such notification letter to any vendor.

5.2.14    Copies of resignations of Seller appointed representatives from the Management Committee, if any, effective as of the Closing Date.

5.3              Purchaser Closing Deliveries.  Except for: (i) the closing statement which shall be delivered on or before the Closing Date, and (ii) the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.3, Purchaser shall deliver to Escrow Agent, each of the following items no later than 1 Business Day prior to the Closing Date:

5.3.1        The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract.

5.3.2        Purchaser's counterpart signature to the closing statement prepared by Title Insurer.

5.3.3        A countersigned counterpart of the Bill of Sale in the form attached hereto as Exhibit C.

5.3.4        A countersigned counterpart of the General Assignment.

5.3.5        A countersigned counterpart of the Leases Assignment.

5.3.6        Notification letters to all Tenants prepared by Seller and countersigned by Purchaser in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Purchaser immediately after Closing.

5.3.7        Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser's authority to consummate this transaction.

5.3.8        Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable law to be executed by Purchaser or otherwise reasonably necessary in order to consummate the transactions contemplated under this Contract.

5.3.9        A Real Property Transfer Affidavit (Michigan Form L-4260) (Rev. 1-09) in the form attached hereto as Exhibit I.

5.4              Closing Prorations and Adjustments.

5.4.1        General.  Except for real and personal property taxes, which shall be prorated as described in Section 5.4.4, all normal and customarily proratable items, including, without limitation, collected rents, operating expenses, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the "Proration Schedule") of the adjustments described in this Section 5.4 prior to Closing and shall use good faith efforts to deliver such Proration Schedule 2 days prior to Closing.

5.4.2        Operating Expenses.  Except for real and personal property taxes, which shall be prorated as described in Section 5.4.4, all of the operating, maintenance, taxes and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3        Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties' reasonable good faith estimate.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller's account, effective as of noon on the Closing Date.  Seller shall have no responsibility or liability for Purchaser's failure to arrange utility service for the Property as of the Closing Date.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller's sole discretion), defend (with counsel approved by Seller) Seller's Indemnified Parties from and against any and all Losses arising from or related to Purchaser's failure to arrange utility service as of the Closing Date.

5.4.4        Real Property and Personal Property Taxes.  Any ad valorem or similar taxes for the Property, including real and personal property taxes, will be allocated as follows:

5.4.4.1            Tax Bills Subject to Proration.  The only taxes subject to proration are those billed within 12 months before the Closing Date.  Taxes billed more than 12 months before the Closing Date are Seller's responsibility and not subject to proration.  Taxes billed on or after Closing Date are Purchaser's responsibility and not subject to proration.  Taxes are deemed billed as of the date the tax bill is mailed by the applicable local governmental unit, which the parties acknowledge is normally on or about July 1 and December 1 in Michigan.

5.4.4.2            Proration Method.  Tax bills subject to proration will be deemed paid in advance for the 1-year period beginning on the date those taxes are billed.  Seller is responsible for that portion of a prorated tax bill allocable to the period from the date of the tax bill through the day before the Closing Date.  The Purchaser is responsible for the balance of each prorated tax bill.

5.4.4.3            Example.  Assume a Closing Date of October 1, 2010.  Proration applies only to tax bills mailed within the previous 12 months, which would include only the December 1, 2009 tax bill and the July 1, 2010 tax bill.  Assuming Seller paid both of these tax bills before closing, the Purchaser must reimburse the Seller for two-twelfths of the December 1, 2009 bill, corresponding to the period from October 1, 2010 to December 1, 2010.  The Purchaser must reimburse the Seller for nine-twelfths of the July 1, 2010 tax bill, corresponding to the period of time from October 1, 2010 to July 1, 2011.  The Purchaser is responsible for the December 1, 2010 tax bill without proration.

5.4.5        Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses and income shall be prorated under Section 5.4.2.

5.4.6        Leases.

5.4.6.1            All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  In addition, if Purchaser elects to terminate any utility rebilling contract associated with the Property, then Seller shall receive a credit at Closing equal to the average of the amount of the monthly utility bill associated with the Property for the preceding 12 months, multiplied by 2.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the "Uncollected Rents").  In adjusting for Uncollected Rents, no adjustments shall be made in Seller's favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser.  For a period of 180 days following Closing, Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take reasonable actions (which shall not include an obligation to commence legal action) to collect Uncollected Rents.  Notwithstanding the foregoing, Purchaser's obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser's collection of rents shall be applied, first, towards rent due and owing under the Leases after Closing, second, to Purchaser's reasonable third-party costs of such collection, and third, to Uncollected Rents.  After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to terminate any Leases after Closing or evict any Tenants in any action to collect Uncollected Rents.  Purchaser agrees to cooperate with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing; provided, however, that Purchaser's obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.

5.4.6.2            Subject to the provisions set forth in Section 7.1, at Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the "Tenant Security Deposit Balance").  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

5.4.7        Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Subject to Section 11.5, Seller shall have the risk of loss of the Property until 11:59 p.m. the day prior to Closing Date ("Risk of Loss Transfer"), after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.8        Employees.  All of Seller's and Seller's manager's on-site employees shall have their employment at the Property terminated as of the Closing Date.

5.4.9        Closing Costs.  Seller shall pay any transfer, gross receipts or similar taxes.  Purchaser shall pay the cost of recording the Deed and any mortgage, any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, and one-half of the customary closing costs of the Escrow Agent.  Seller shall pay the base premium for the Title Policy to the extent required by Section 4.1, the cost of recording any instruments required to discharge any liens or encumbrances against the Property not caused by Purchaser's actions, and one-half of the customary closing costs of the Escrow Agent.

5.4.10    Facilities Agreement.  At Closing, Purchaser shall assume the obligations of Seller set forth in the Facilities Agreement; provided, however, operating expenses and income thereunder shall be prorated as of the Closing Date as set forth in Section 5.4.1 and Section 5.4.2.

5.4.11    Possession.  Possession of the Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller's books and records (other than proprietary information) (collectively, "Seller's Property-Related Files and Records") regarding the Property shall be made available to Purchaser at the Property after the Closing.  Purchaser agrees, for a period of not less than three (3) years after the Closing (the "Records Hold Period"), to (a) provide and allow Seller reasonable access to Seller's Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller's Property-Related Files and Records.

5.5              Post Closing Adjustments.  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 60 days after Closing, or (b) subject to such 60-day period, unless such items exceed $5,000.00 in the aggregate.

Article VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1              Seller's Representations.  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the "Seller's Representations") as of the Effective Date and as of the Closing Date; provided that Purchaser's remedies if any such Seller's Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1.

6.1.1        Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and, subject to Section 8.2.5, has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller's ability to consummate the transaction contemplated by this Contract or on the Property.  Subject to Section 8.2.5, this Contract is a valid and binding agreement against Seller in accordance with its terms;

6.1.2        Seller is not a "foreign person," as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3        Except for (a) any actions by Seller to evict Tenants under the Leases, or (b) any matter covered by Seller's current insurance policy(ies), to Seller's knowledge, there are no material actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property, other than East Townhouses Association v. ORP One L.L.C., Wayne County Circuit Court, State of Michigan, Case No. 09-007419-CH (the "Association Litigation");

6.1.4        To Seller's knowledge, Seller has not received any written notice of any material default by Seller under any of the Property Contracts that will not be terminated on the Closing Date;

6.1.5        To Seller's knowledge, the Rent Roll (as updated pursuant to Section 5.2.9) is accurate in all material respects; and

6.1.6        To Seller's knowledge, the Property Contracts List (as updated pursuant to Section 5.2.10) is accurate in all material respects.

6.1.7        Seller is not a Prohibited Person.

6.1.8        To Seller's knowledge, except for third party persons who hold direct or indirect ownership interests in Seller, none of Seller's affiliates or parent entities is a Prohibited Person.

6.1.9        To Seller's knowledge, except for third party persons who hold direct or indirect ownership interests in Seller, the Property is not the property of or beneficially owned by a Prohibited Person.

6.1.10    To Seller's knowledge, except for third party persons who hold direct or indirect ownership interests in Seller, the Property is not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.1.11    To Seller's knowledge:  (A) no hazardous or toxic materials or other substances regulated by applicable federal or state environmental laws are stored by Seller on, in or under the Property in quantities which violate applicable laws governing such materials, and (B) the Property is not used by Seller for the storage, treatment, generation or manufacture of any hazardous or toxic materials or other substances in a manner which would constitute a violation of applicable federal or state environmental laws.

6.1.12    To Seller's knowledge:  (A) no management agents or other personnel employed in connection with the operation of the Property have the right to continue such employment after the Closing Date; (b) there are no collective bargaining agreements existing with respect to the Property; and (c) there are no claims for brokerage commissions or fees with respect to the Leases which will survive Closing or remain unpaid after the Closing Date for which Purchaser will be responsible.

6.1.13    Seller maintains insurance on the Property in amounts not less than the full replacement cost (without depreciation) of the Property (above foundations and excluding any personal property of Tenants), against fire and such other risks as may be included in standard forms of "Special Form" coverage insurance.

6.2              AS-IS.  Except as otherwise expressly set forth in Seller's Representations:

6.2.1        The Property is expressly purchased and sold "AS IS," "WHERE IS," and "WITH ALL FAULTS."

6.2.2        The Purchase Price and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller's Representations).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions in the Materials, or on account of any conditions affecting the Property.

6.2.3        Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller's Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller's Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions in the Materials or other conditions affecting the Property.

6.2.4        Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller  provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller's Indemnified Parties.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.

6.2.5        Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.

6.2.6        Purchaser hereby releases Seller from any and all claims and liabilities relating to the matters set forth in this Section.

6.3              Survival of Seller's Representations.  Seller and Purchaser agree that Seller's Representations shall survive Closing for a period of 6 months (the "Survival Period").  Seller shall have no liability after the Survival Period with respect to Seller's Representations contained herein except to the extent that Purchaser commenced litigation against Seller during the Survival Period for breach of any of Seller's Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $400,000.00 in any individual instance or in the aggregate for all breaches of Seller's Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller's Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.00.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4              Definition of Seller's Knowledge.  Any representations and warranties made "to the knowledge of Seller" shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller's "knowledge" shall mean and refer only to actual knowledge of the Regional Property Manager and the Community Manager and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Regional Property Manager and Community Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager and Community Manager any individual personal liability.  As used herein, the term "Regional Property Manager" shall refer to Susan Granado who is the regional property manager handling this Property and the term "Community Manager" shall refer to Matt Previch who is the community manager handling this Property.

6.5              Representations and Warranties of Purchaser.  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1        Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

6.5.2        Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser's partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser's ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3        No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser's obligations or covenants to Seller.

6.5.4        Other than Seller's Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5        The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6        Purchaser is not a Prohibited Person.

6.5.7        To Purchaser's knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8        The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9        The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

Article VII
OPERATION OF THE PROPERTY

7.1              Leases and Property Contracts.  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, any new or renewed Leases shall not have a term in excess of 1 year and any new Property Contract shall be terminable upon 30 days notice without penalty.  After expiration of the Feasibility Period, Seller shall not apply to the payment of rent any Tenant Deposits held by Seller with respect to any of the Leases.

7.2              General Operation of Property.  Except as specifically set forth in this Article VII, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in Seller's sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller's reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.

7.3              Liens.  From the Effective Date until expiration of the Feasibility Period, Seller may voluntarily create or cause any utility easements and temporary construction easements to attach to the Property in the ordinary course of business after providing Purchaser with notice. From and after the expiration of the Feasibility Period, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Exception for all purposes hereunder.

7.4              Tax Appeals.  If any tax reduction proceedings, tax protest proceedings or tax assessment appeals for the Property, relating to any calendar years through and including the calendar year of Closing are pending at the time of Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same without the consent of Purchaser.  Seller hereby reserves and shall have the exclusive right, at any time after the Closing Date, to institute a tax reduction proceeding, tax protest proceeding or tax assessment appeal for the Property with respect to real estate taxes attributable to calendar years 2007, 2008, 2009, 2010 and any subsequent year through the year in which Closing occurs, and Seller shall have the right to prosecute and/or settle the same without the consent of Purchaser.  Purchaser agrees that it shall not independently institute any tax reduction proceedings, tax protest proceedings, or tax assessment appeals for the Property with respect to the 2007, 2008, 2009, 2010 or any subsequent year through the year in which Closing occurs.  Purchaser agrees that it (a) shall provide Seller with written notice and a copy of any and all correspondence related to any tax reduction proceedings, tax protest proceedings, or tax assessment appeals for the Property initiated by any taxing entity with respect to the 2007, 2008, 2009, 2010 or any subsequent year through the year in which Closing occurs tax years within 5 days of receipt of the same, and (b) shall permit Seller to defend and control the defense of Seller against such taxing entity during any such proceeding or appeal.  Purchaser shall cooperate with Seller in connection with the prosecution and/or settlement of any such tax reduction proceedings, tax protest proceedings or tax assessment appeals, whether initiated by Seller or any taxing entity, including executing such documents as Seller may reasonably request in order for Seller to prosecute and/or settle any such proceedings or appeals; provided, however, Purchaser shall not be obligated to expend any third‑party, out‑of‑pocket expenses in connection with such cooperation.  Any refunds or savings in the payment of taxes resulting from any tax reduction proceedings, tax protest proceedings or tax assessment appeals attributable to the period prior to the Closing Date shall belong to Seller (except to the extent that Purchaser gives Seller a proration credit therefore in which event the parties shall ratably share in the refunds or savings) and any refunds or savings in the payment of taxes attributable to the period from and after the Closing Date shall belong to Purchaser.  All attorneys' fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser in accordance with the prior sentence of this Section 7.4, respectively.

7.5              Rent-Ready Units.  Seller agrees that, at Closing, Purchaser shall receive a credit against the Purchase Price for the Property in an amount equal to the product of (a) the number of Tenant Units on the date which is 7 days prior to the Closing Date which are vacant and not in Rent-Ready Condition, and (b) $400.00.

7.6              Notices.  Seller shall provide Purchaser with copies of written notices received by Seller, to Seller's knowledge, from the Effective Date until the Closing Date which assert any material breach of agreements, laws, codes, covenants or permits applicable to the Property or any Leases.

7.7              Association Litigation.  Seller agrees to provide Purchaser promptly upon receipt copies of any and all pleadings, letters, notices, demands or other documents filed by Seller or received by Seller in connection with the Association Litigation.  After the Feasibility Period expires: (i) Seller shall not settle or compromise the Association Litigation unless Purchaser has first approved the terms of any such settlement or compromise, such approval by Purchaser shall not be unreasonably withheld, conditioned or delayed  and (ii) Seller shall obtain the prior input  of Purchaser as to any pleading, notice, or demand to be served or filed by Seller in connection with the Association Litigation.

Article VIII
CONDITIONS PRECEDENT TO CLOSING

8.1              Purchaser's Conditions to Closing.  Purchaser's obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1        All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2        Each of Seller's Representations shall be true in all material respects as of the Closing Date;

8.1.3        Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder; and

8.1.4        Neither Seller nor Seller's managing member shall be a debtor in any bankruptcy proceeding.

Notwithstanding anything to the contrary, there are no other conditions to Purchaser's obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in this Section 8.1 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (c) if such failure constitutes a default by Seller of its covenants hereunder, exercise any of its remedies pursuant to Section 10.2.

8.2              Seller's Conditions to Closing.  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller's obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1        All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2        Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3        Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4        Neither Purchaser nor Purchaser's members shall be a debtor in any bankruptcy proceeding;

8.2.5        Seller shall have received all SEC/Partnership Approvals; and

8.2.6        There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser.

If any of the foregoing conditions to Seller's obligations to close with respect to the conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, (b) terminate this Contract, or (c) if such failure constitutes a default by Purchaser, exercise any of its remedies pursuant to Section 10.1.  If Seller terminates this Contract for failure of the condition set forth in Section 8.2.5, Purchaser shall be entitled to a return of its Deposit and to recover its direct and actual out-of-pocket expenses and costs which must be documented by paid invoices to third parties in connection with this transaction, including any costs incurred by Purchaser to obtain or maintain its Loan Commitment and/or any interest rate lock with Selected Lender after expiration of the SEC Clearance Period; provided, however, in no event shall such damages exceed $300,000.00 in the aggregate.  If Seller terminates the Contract for failure of any condition set forth in this Section 8.2 (other than Section 8.2.5) the preceding sentence shall not apply.  Purchaser further agrees that at Seller's request it shall promptly deliver to Seller a quitclaim assignment of all of Purchaser's right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant this Section.  The parties expressly acknowledge that Seller also has a termination right under Section 4.7.6 and if Seller terminates this Contract under Section 4.7.6, Purchaser may recover its direct and actual out-of-pocket expenses and costs, which damages shall not exceed $50,000 in the aggregate, and such damages must be documented by paid invoices to third parties in connection with this transaction in accordance with the provisions of Section 4.7.6.

Article IX
BROKERAGE

9.1              Indemnity.  Seller represents and warrants to Purchaser that it has dealt only with Moran and Company, One North Franklin, Suite 700, Chicago, Illinois 60606 ("Broker") in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2              Broker Commission.  If Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.  As a condition to Seller's obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

Article X
DEFAULTS AND REMEDIES

10.1          Purchaser Default.  If Purchaser defaults on its obligations hereunder to (a) deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price in accordance with Article II and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If Purchaser defaults on any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser's indemnity and confidentiality obligations hereunder, Seller's sole and exclusive remedy for Purchaser's failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2          Seller Default.  If Seller (i) defaults on its obligations hereunder to deliver to Escrow Agent the deliveries specified under Section 5.2 on the date required thereunder, or to close on the sale of the Property on the Closing Date, or (ii) prior to the Closing defaults on its covenants or obligations under this Contract, and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser's election and as Purchaser's exclusive remedy, Purchaser may either (a) terminate this Contract, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs which must be documented by paid invoices to third parties in connection with this transaction, which damages shall not exceed $300,000.00 in the aggregate, or (b) subject to the conditions below, seek specific performance of Seller's obligation to close on the sale of the Property pursuant to this Contract (but not damages).  Purchaser may seek specific performance of Seller's obligation to close on the sale of the Property pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall (x) not otherwise be in default under this Contract; and (y) file suit therefor with the court on or before the 90th day after the Closing Date.  If Purchaser fails to file an action for specific performance within 90 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above.  Purchaser agrees that it shall promptly deliver to Seller a quitclaim assignment of all of Purchaser's right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER'S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

Article XI
RISK OF LOSS OR CASUALTY

11.1          Major Damage.  In the event that the Property is damaged or destroyed by fire or other casualty prior to Risk of Loss Transfer, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the "Repairs") is more than $700,000.00 (a "Major Damage"), then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the "Damage Notice").  If there is a Major Damage, then Purchaser may elect, by delivering written notice to Seller on or before the earlier of (x) Closing and (y) the date which is ten (10) days after Purchaser's receipt of the Damage Notice, to terminate this Contract, in which event the Deposit shall be returned to Purchaser.  In the event Purchaser fails to timely terminate this Contract pursuant to this Section 11.1, this transaction shall be closed in accordance with Section 11.3 below.

11.2          Minor Damage.  In the event that the Property is damaged or destroyed by fire or other casualty prior to Risk of Loss Transfer, and the cost of Repairs is equal to or less than $700,000.00 then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of Seller's election to commence such Repairs, or Seller's ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3          Closing.  In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller's election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller's rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith); or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs).

11.4          Repairs.  To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs; provided however, that (except in the event of emergency, as determined in Seller's sole discretion) Seller will consult with Purchaser prior to entering into any such contract if Purchaser will likely have to assume such Contract.  Notwithstanding the foregoing to the contrary, Seller retains the sole right and authority to enter into any such contract.

11.5          Lender Refusal to Fund.  Notwithstanding the foregoing, if: (a) a Major Damage occurs after the Risk of Loss Transfer but prior to disbursement of the Purchase Price to Seller, and (b) such occurrence results in the Selected Lender terminating its Loan Commitment or otherwise refusing to fund the loan referenced in the Loan Commitment, then (notwithstanding the above) Purchaser shall be entitled to terminate this Contract on the Closing Date, in which event the Deposit shall be returned to Purchaser.

Article XII
EMINENT DOMAIN

12.1          Eminent Domain.  In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser's option, to terminate this Contract by giving written notice before the earlier of (a) Closing and (b) the date which is ten (10) days after Purchaser's receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder.  If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.  It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

Article XIII
MISCELLANEOUS

13.1          Binding Effect of Contract.  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  Neither the Escrow Agent's nor the Broker's execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2          Exhibits and Schedules.  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3          Assignability.  Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than 10 days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4          Captions.  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5          Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6          Notices.  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices  may be given by an attorney for a party and when so given shall be deemed notice from the party represented by such attorney.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

c/o Trilogy Real Estate Group, LLC
360 N. Michigan Avenue, Suite 1400
Chicago, Illinois  60601
Attention:  David DiSanto and Jeffrey M. Katz
Telephone:  312-750-0900
Facsimile:  312-750-0909
Email:  ddisanto@trilogyreg.com and jkatz@trilogyreg.com

And

Levenfeld Pearlstein, LLC
2 North LaSalle Street, Suite 1300
Chicago, Illinois  60602
Attention:  Thomas G. Jaros, Esq.
Telephone:  312-476-7518
Facsimile:  312-346-8434
Email:  tjaros@lplegal.com

To Seller:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mark Reoch
Telephone:  303-691-4337

Facsimile:  303-300-3261

Email:  mark.reoch@aimco.com

And:

ORP ONE L.L.C.

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  John Bezzant

Telephone:  303-793-4774

Facsimile:  720-493-6528

Email:  john.bezzant@aimco.com

with copy to:

AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  John Spiegleman, Esq.
Telephone: 303-691-4303
Facsimile:  720-200-6882
Email:  john.spiegleman@aimco.com

and a copy to:

Moran and Company

One North Franklin, Suite 700
Chicago, Illinois  60606
Attention:  Peter W. Evans
Telephone:  312-407-6711
Facsimile: 312-407-6717

Email:  pevans@moranandco.com

and a copy to:

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado  80202
Attention:  Catherine Gale, Esq.
Telephone:  303-223-1100
Facsimile:  303-223-1111
Email:  cgale@bhfs.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Stewart Title Guaranty Company

1980 Post Oak Boulevard, Suite 610

Houston, Texas  77056

Attention:  Wendy Howell

Telephone:  713-625-8161

Email:  whowell@stewart.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7          Governing Law and Venue.  The laws of the State of Michigan shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  All claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8          Entire Agreement.  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9          Amendments.  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3 (it being agreed that amendments which alter the date for performance of any obligation of the Escrow Agent under Section 2.3 shall not be deemed an amendment of Section 2.3 requiring Escrow Agent's joinder therein), and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10      Severability.  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11      Multiple Counterparts/Facsimile Signatures.  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12      Construction.  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13      Confidentiality.  Seller and Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that each may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to its investors, lenders, attorneys and accountants.  Furthermore, Seller may disclose the terms and conditions of this Contract as is necessary, in Seller's sole discretion, in order for Seller to fulfill the conditions set forth in Section 8.2.5, and to make any public disclosures required under federal or state securities laws or regulations.  Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants prior to Closing, without Seller's prior written authorization, which may be granted or denied in Seller's sole discretion.  In addition, each party shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion.  This Section 13.13 shall not apply to information regarding this Contract or the transaction contemplated hereby to the extent that (i) it is or becomes generally available to the public through no action by Purchaser in violation of this Contract; (ii) it is or becomes available to Purchaser on a non-confidential basis from a source other than Seller which Purchaser does not know to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality; (iii) it was known to Purchaser on a non‑confidential basis prior to disclosure of such information to Purchaser under protection of this Contract or another agreement between Purchaser and Seller; or (iv) disclosure is required by subpoena or other applicable law or in connection with an enforcement of this Contract by a party thereto.  After Closing and transfer of Property to Purchaser, this Section 13.13 shall be of no further force and effect with respect to the Materials, Deed, Bill of Sale, General Assignment, Leases Assignment or documents delivered in accordance with Sections 5.2.7, 5.2.9, 5.2.10, 5.2.11, 5.2.12, 5.2.13 or 5.2.14; provided, however the material economic terms and provisions of this Contract (and not the mere existence of it) shall remain confidential and subject to the provisions of this Section 13.13.

13.14      Time of the Essence.  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15      Waiver.  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16      Attorneys' Fees.  In the event either party hereto commences litigation against the other to enforce its rights hereunder, the substantially prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys' fees and expenses incidental to such litigation, including the cost of in-house counsel and any appeals.

13.17      Time Zone/Time Periods.  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located.  (For example, a reference to 3:00 p.m. refers to 3:00 p.m. MST if the Property is located in Denver, Colorado.)  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18      1031 Exchange.  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange for either Purchaser or Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.

13.19      No Personal Liability of Officers, Trustees or Directors.  Purchaser acknowledges that this Contract is entered into by Seller which is a Maryland limited liability company, and Purchaser agrees that none of Seller's Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.  Seller acknowledges that this Contract is entered into by Purchaser which is a Delaware limited liability company, and Seller agrees that none of Purchaser, or Purchaser's partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, or agents shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20      ADA Disclosure.  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the "ADA") and the federal Fair Housing Act (the "FHA").  The ADA requires, among other matters, that tenants and/or owners of "public accommodations" remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property's compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.

13.21      No Recording.  Other than in connection with a lis pendens issued in connection  with an action by Purchaser for specific performance in accordance with Section 10.2, Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller's prior written consent, which consent may be withheld at Seller's sole discretion.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Seller as Purchaser's attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.22      Relationship of Parties.  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.23      AIMCO Marks.  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.24      Non-Solicitation of Employees.  Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser's employees, affiliates or agents shall solicit any of Seller's employees or any employees located at the Property (or any of Seller's affiliates' employees located at any property owned by such affiliates) for potential employment.

13.25      Survival.  Except for (a) all of the provisions of this Article XIII (other than Section 13.18); (b) Sections 2.3, 3.3, 3.4, 3.5, 5.4, 5.5, 6.2, 6.3, 6.5, 7.4, 9.1, 11.4, and 14.2; (c) any other provisions in this Contract, that by their express terms survive the termination of this Contract or the Closing; and (d) any payment or indemnity obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the "Survival Provisions"), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.26      Multiple Purchasers.  As used in this Contract, the term "Purchaser" includes all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that "Purchaser" has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.27      WAIVER OF JURY TRIAL.  THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CONTRACT.

13.28      Exclusive Negotiations.  From the Effective Date up to and including the end of the Feasibility Period, Seller shall not enter into any binding contract with any third party for the sale of the Property unless such contract is contingent on termination of this Contract and, further, shall not permit any due diligence on or with respect to the Property during such period.  Upon expiration of the Feasibility Period: (a) Seller shall terminate any contracts entered into in accordance with the preceding sentence, and (b) Seller shall not actively market the Property for sale to any third parties or accept, solicit or negotiate any other agreement to sell the Property.

Article XIV
LEAD–BASED PAINT DISCLOSURE

14.1          Disclosure.  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

14.2          Consent Agreement.  Testing (the "Testing") has been performed at the Property with respect to lead-based paint.  Law Engineering and Environmental Services, Inc. performed the Testing and reported its findings in the Lead-Based Paint Free Certificate dated August 16, 2001, a copy of which has been provided to Purchaser (the "Report").  The Report certifies the Property as lead-based paint free.  By execution hereof, Purchaser acknowledges receipt of a copy of the Report, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and acknowledges receipt of that certain Consent Agreement (the "Consent Agreement") by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and AIMCO (executed December 18, 2001).  Because the Property has been certified as lead based paint free, Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at the Property prior to the Closing.  Purchaser acknowledges and agrees that (1) after Closing, Purchaser and the Property shall be subject to the Consent Agreement and the provisions contained herein related thereto and (2) that Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.

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            NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

ORP ONE L.L.C.,

a Maryland limited liability company

By:       ORP CORPORATION I,

            a Maryland corporation,

            its managing member

By:  /s/Trent A. Johnson

Name:  Trent A. Johnson

Title:  Vice President

Purchaser:

TMF I FAIRLANE, LLC,

a Delaware limited liability company

By:  /s/David DiSanto

Name:  David DiSanto

Title:  CFO